News Release

SPRINT CONTINUES YEAR-OVER-YEAR GROWTH IN NET OPERATING REVENUES AND POSTPAID PHONE NET ADDITIONS WITH THIRD QUARTER OF FISCAL YEAR 2016 RESULTS

•	Net operating revenues of $8.5 billion grew more than 5 percent year-over-year

◦	Second consecutive quarter of year-over-year growth

•	Postpaid phone net additions of 368,000 were the highest in four years

◦	Beat both Verizon and AT&T for the fourth consecutive quarter

◦	Ninth consecutive quarter of year-over-year improvement

◦	Postpaid net port positive for the third quarter in a row

•	Net loss of $479 million, Operating income of $311 million and Adjusted EBITDA* of $2.5 billion

◦	Operating income and Adjusted EBITDA* both improved by more than $500 million year-over-year

◦	More than $1.6 billion of year-to-date reductions in cost of service and selling, general, and administrative expenses

•	Diversified funding sources, lowered cost of capital, and enhanced cash and liquidity position

◦	Issued $3.5 billion of spectrum-backed notes at 3.36 percent - about half of Sprint’s current effective interest rate

◦	Moody’s Investor Service upgraded the company’s debt rating

•	Network performing at best-ever levels with most metro RootMetrics® RootScore® awards in the company’s history in the second half of calendar 2016

OVERLAND PARK, Kan. - Jan. 31, 2017 - Sprint Corporation (NYSE: S) today reported operating results for the third quarter of fiscal year 2016, including more than 5 percent year-over-year growth in net operating revenues and the highest postpaid phone net additions in four years. The company also reported operating income of $311 million and Adjusted EBITDA* of $2.5 billion, both improvements of more than $500 million year-over-year.

“Sprint is turning the corner,” said Sprint CEO Marcelo Claure. “Even with all the aggressive promotional offers from our competitors, we were still able to add more postpaid phone customers than both Verizon and AT&T while continuing to grow revenues, take costs out of the business, and improve the network.”

Highest Postpaid Phone Net Additions in Four Years During Very Competitive Quarter
Sprint’s focus on delivering the best value proposition in wireless resulted in 368,000 postpaid phone net additions in the quarter, its ninth consecutive quarter of year-over-year improvement. Even in a highly competitive quarter with multiple promotional offers from its competitors, Sprint was able to add more postpaid phone customers than both Verizon and AT&T and report its highest postpaid phone net additions in four years. The company also remained postpaid net port positive for the third quarter in a row and had its highest postpaid phone gross additions in four years.

The company also reported the following results:

•	Total net additions were 577,000 in the quarter, including postpaid net additions of 405,000, prepaid net losses of 501,000, and wholesale and affiliate net additions of 673,000.

•	Total postpaid churn was 1.67 percent and postpaid phone churn was 1.57 percent in the quarter.

News Release

Top Line Growing as Cost Reductions Continue
Sprint made continued progress on growing revenues and improving the cost structure of the business. Total net operating revenues of $8.5 billion grew by $442 million year-over-year, or more than 5 percent, and cost of service and selling, general and administrative expenses declined by nearly $500 million year-over-year, bringing the year-to-date cost reduction to more than $1.6 billion.

As part of its ongoing cost reduction program, the company modified the terms of its vendor agreements associated with the service and repair program on Jan. 1, 2017, which are expected to be accretive to Adjusted EBITDA* by approximately $25 million to $50 million per quarter. Under the terms of the new agreements, the company will now only record the net margin and therefore expects the reduction to wireless service revenues of approximately $200 million per quarter to be more than offset by a greater reduction in cost of service expenses.

The company remains on track to achieve its goal of a sustainable reduction of $2 billion or more of run-rate operating expenses exiting fiscal year 2016 and has plans for further reductions in fiscal year 2017 and beyond.

The company also reported the following financial results:

•	Net loss of $479 million, or $0.12 per share, in the quarter compared to a net loss of $836 million, or $0.21 per share, in the year-ago period, an improvement of $357 million, or $0.09 per share.

•	Operating income of $311 million in the quarter compared to an operating loss of $197 million in the year-ago period, an improvement of $508 million.

•	Adjusted EBITDA* of $2.5 billion in the quarter compared to $1.9 billion in the year-ago period, an increase of approximately $552 million or 29 percent.

•	Net cash provided by operating activities was $650 million in the quarter compared to $806 million in the year-ago period.

•
Adjusted free cash flow* was negative $646 million in the quarter compared to positive $339 million in the year-ago period. The prior year quarter included $1.1 billion of proceeds from the first sale-leaseback transaction with Mobile Leasing Solutions, LLC (MLS), while this quarter included a cash outflow of approximately $370 million related to the repurchase of the devices sold in the first MLS transaction.

Improved Operating Performance and Liquidity Position Bolsters Credit Rating
During the quarter the company issued $3.5 billion of spectrum-backed senior secured notes at 3.36 percent, which is about half of Sprint’s current effective interest rate, as part of a $7 billion program aimed at diversifying the company’s funding sources, lowering its cost of capital, and reducing future cash interest expenses. The company also retired $2.3 billion of debt maturities with significantly higher coupon payments and repurchased the devices sold in the first MLS transaction, thus eliminating the associated future lease obligation.

Total liquidity was $9.1 billion at the end of the quarter, including $6.1 billion of cash, cash equivalents and short-term investments. Additionally, the company also has $1.2 billion of availability under vendor financing agreements that can be used toward the purchase of 2.5GHz network equipment.

Based on the company’s sustained operational performance and improved liquidity, Moody’s Investor Service recently upgraded Sprint’s corporate family rating from B3 to B2.

In addition, the company is in the process of refinancing its $3.3 billion unsecured revolving credit facility and expects to complete that process in the coming weeks.

News Release

Network Improvements Expected to Continue with High Performance User Equipment (HPUE)
Sprint continues to unlock the value of the largest spectrum holdings in the U.S. by densifying and optimizing its network to provide customers the best experience. Third party sources continue to validate the company’s network performance improvements.

•
Independent mobile analytics firm RootMetrics® awarded Sprint a company record 246 first-place (outright or shared) Metropolitan area RootScore® awards for reliability, speed, data, call, text, or overall network performance in the second half of 2016, including more call RootScore awards than Verizon, AT&T, or T-Mobile for the first time ever. Additionally, Sprint has received nearly 50 percent more total awards compared to its award tally in the prior testing period.[1]

•	Sprint’s overall network reliability continues to beat T-Mobile and performs within 1 percent of Verizon and AT&T, based on an analysis of Nielsen data.[2]

The Sprint LTE Plus network, which includes advanced technologies such as antenna beamforming and two-channel carrier aggregation, is now available in more than 250 markets, with three-channel carrier aggregation deployed in more than 100 of those markets.

Sprint also recently announced a breakthrough innovation called HPUE, a new technology that can extend the coverage of its 2.5GHz spectrum by up to 30 percent to nearly match its mid-band 1.9GHz spectrum performance on capable devices, including indoors where the majority of wireless traffic is generated. HPUE-capable devices are expected to be available in the coming months.

Fiscal Year 2016 Outlook

•	The company now expects Adjusted EBITDA* of $9.7 billion to $10 billion, at the high end of its previous expectation of $9.5 billion to $10 billion.

•	The company now expects operating income of $1.4 billion to $1.7 billion, at the high end of its previous expectation of $1.2 billion to $1.7 billion.

•	The company now expects cash capital expenditures, excluding devices leased through indirect channels, of $2 billion to $2.3 billion. The company’s previous expectation was less than $3 billion.

•	The company continues to expect Adjusted free cash flow* around break-even.

Conference Call and Webcast

•	Date/Time: 8:30 a.m. (ET) Tuesday, Jan. 31, 2017

•	Call-in Information

◦	U.S./Canada: 866-360-1063 (ID: 47845527)

◦	International: 443-961-0242 (ID: 47845527)

•	Webcast available at www.sprint.com/investors

•	Additional information about results is available on our Investor Relations website
Contact Information

•	Media contact: Dave Tovar, 913-315-1451, David.Tovar@sprint.com

•	Investor contact: Jud Henry, 800-259-3755, Investor.Relations@sprint.com

__________________________
1 Rankings based on RootMetrics 125 Metro RootScore Reports (1H and 2H 2016) for mobile performance as tested on best available plans and devices on 4 mobile networks across all available network types. Your experience may vary. The RootMetrics awards are not an endorsement of Sprint. Visit www.rootmetrics.com.
2 Average network reliability (voice & data) based on Sprint’s analysis of latest Nielsen drive test data in the top 106 metro markets.

News Release

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15
Sprint platform (1):
Net additions (losses) (in thousands)
Postpaid	405	344	501	929	1,189
Prepaid	(501)	(427)	(491)	(1,259)	(1,045)
Wholesale and affiliate	673	823	481	2,024	2,078
Total Sprint platform wireless net additions	577	740	491	1,694	2,222

End of period connections (in thousands)
Postpaid (d)	31,694	31,289	30,895	31,694	30,895
Prepaid (d) (e)	11,812	13,547	14,661	11,812	14,661
Wholesale and affiliate (d) (e)	16,009	15,357	12,803	16,009	12,803
Total Sprint platform end of period connections	59,515	60,193	58,359	59,515	58,359

Churn
Postpaid	1.67%	1.52%	1.62%	1.58%	1.57%
Prepaid (e)	5.80%	5.63%	5.82%	5.66%	5.31%

Supplemental data - connected devices
End of period connections (in thousands)
Retail postpaid	1,960	1,874	1,676	1,960	1,676
Wholesale and affiliate	10,594	9,951	7,930	10,594	7,930
Total	12,554	11,825	9,606	12,554	9,606

Sprint platform ARPU (1) (a)
Postpaid	$49.70	$50.54	$52.48	$50.59	$53.97
Prepaid (e)	$27.61	$27.31	$27.44	$27.41	$27.64

Sprint platform postpaid phone (1)
Postpaid phone net additions	368	347	366	888	416
Postpaid phone end of period connections (d)	26,037	25,669	25,294	26,037	25,294
Postpaid phone churn	1.57%	1.37%	1.53%	1.44%	1.50%
NON-GAAP RECONCILIATION - ABPA*, POSTPAID PHONE ARPU AND ABPU* (Unaudited)
(Millions, except accounts, connections, ABPA*, ARPU, and ABPU*)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15
Sprint platform ABPA* (1)
Postpaid service revenue	$4,686	$4,720	$4,813	$14,184	$14,670
Add: Installment plan billings	291	274	300	829	903
Add: Lease revenue	887	811	531	2,453	1,176
Total for Sprint platform postpaid connections	$5,864	$5,805	$5,644	$17,466	$16,749

Sprint platform postpaid accounts (in thousands)	11,413	11,363	11,261	11,368	11,211
Sprint platform postpaid ABPA* (b)	$171.28	$170.29	$167.11	$170.71	$166.00

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15
Sprint platform postpaid phone ARPU and ABPU* (1)
Postpaid phone service revenue	$4,420	$4,441	$4,529	$13,350	$13,819
Add: Installment plan billings	261	248	280	752	848
Add: Lease revenue	873	797	522	2,411	1,150
Total for Sprint platform postpaid phone connections	$5,554	$5,486	$5,331	$16,513	$15,817

Sprint platform postpaid average phone connections (in thousands)	25,795	25,514	25,040	25,528	24,927
Sprint platform postpaid phone ARPU (a)	$57.12	$58.03	$60.30	$58.11	$61.60
Sprint platform postpaid phone ABPU* (c)	$71.77	$71.69	$70.99	$71.87	$70.51
(a) ARPU is calculated by dividing service revenue by the sum of the monthly average number of connections in the applicable service category. Changes in average monthly service revenue reflect connections for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to connections, plus the net effect of average monthly revenue generated by new connections and deactivating connections. Sprint platform postpaid phone ARPU represents revenues related to our postpaid phone connections.
(b) Sprint platform postpaid ABPA* is calculated by dividing service revenue earned from connections plus installment plan billings and lease revenue by the sum of the monthly average number of accounts during the period.
(c) Sprint platform postpaid phone ABPU* is calculated by dividing postpaid phone service revenue earned from postpaid phone connections plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period.
(d) As part of the transaction involving Shenandoah Telecommunications Company (Shentel), 186,000 and 92,000 subscribers were transferred in May 2016 from postpaid and prepaid, respectively, to affiliates. An additional 270,000 nTelos' subscribers are now part of our affiliate relationship with Shentel and are being reported in wholesale and affiliate subscribers during the quarter ended June 30, 2016.
(e) As a result of aligning all prepaid brands, including prepaid affiliate subscribers, under one churn and retention program as of December 31, 2016, end of period prepaid and affiliate subscribers were reduced by 1,234,000 and 21,000, respectively.

News Release

Wireless Device Financing Summary (Unaudited)
(Millions, except sales, connections, and sales and connections mix)

	Quarter To Date			Year To Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Postpaid sales (in thousands)	4,812	3,747	4,799	11,827	12,956
Postpaid sales mix
Subsidy/other	20%	27%	35%	25%	35%
Installment plans	37%	34%	10%	33%	12%
Leasing	43%	39%	55%	42%	53%

Installment plans
Installment sales financed	$1,036	$745	$251	$2,188	$748
Installment billings	291	274	300	829	903

Leasing
Lease revenue	$887	$811	$531	$2,453	$1,176
Lease depreciation	837	724	535	2,205	1,231

Leased device additions:
Cash paid for capital expenditures - leased devices	$767	$358	$607	$1,530	$1,724
Transfers from inventory - leased devices	1,095	645	1,073	2,281	2,623

Leased devices in property, plant and equipment, net	$4,454	$3,759	$3,321	$4,454	$3,321

Leased device net proceeds
Proceeds from MLS sale	$—	$—	$1,136	$1,055	$1,136
Repayments to MLS	(176)	(161)	—	(502)	—
Proceeds from lease securtization	—	—	—	—	—
Repayments of lease securtization	(55)	(23)	—	(153)	—
Net (repayments) proceeds of device financings and sales of future lease receivables	$(231)	$(184)	$1,136	$400	$1,136

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per share data)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Net operating revenues
Service revenue	$6,323	$6,413	$6,683	$19,252	$20,600
Equipment revenue	2,226	1,834	1,424	5,556	3,509
Total net operating revenues	8,549	8,247	8,107	24,808	24,109
Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,925	2,101	2,348	6,125	7,194
Cost of products (exclusive of depreciation and amortization below)	1,985	1,693	1,589	5,097	4,244
Selling, general and administrative	2,080	1,995	2,129	5,992	6,540
Depreciation - network and other	1,000	986	1,014	3,022	2,971
Depreciation - leased devices	837	724	535	2,205	1,231
Amortization	255	271	316	813	994
Other, net	156	(145)	373	260	633
Total net operating expenses	8,238	7,625	8,304	23,514	23,807
Operating income (loss)	311	622	(197)	1,294	302
Interest expense	(619)	(630)	(546)	(1,864)	(1,630)
Other (expense) income, net	(60)	(15)	4	(67)	13
Loss before income taxes	(368)	(23)	(739)	(637)	(1,315)
Income tax expense	(111)	(119)	(97)	(286)	(126)
Net loss	$(479)	$(142)	$(836)	$(923)	$(1,441)

Basic and diluted net loss per common share	$(0.12)	$(0.04)	$(0.21)	$(0.23)	$(0.36)
Weighted average common shares outstanding	3,983	3,979	3,970	3,979	3,969

Effective tax rate	-30.2%	-517.4%	-13.1%	-44.9%	-9.6%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED EBITDA* (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Net loss	$(479)	$(142)	$(836)	$(923)	$(1,441)
Income tax expense	111	119	97	286	126
Loss before income taxes	(368)	(23)	(739)	(637)	(1,315)
Other expense (income), net	60	15	(4)	67	(13)
Interest expense	619	630	546	1,864	1,630
Operating income (loss)	311	622	(197)	1,294	302
Depreciation - network and other	1,000	986	1,014	3,022	2,971
Depreciation - leased devices	837	724	535	2,205	1,231
Amortization	255	271	316	813	994
EBITDA* (3)	2,403	2,603	1,668	7,334	5,498
Loss (gain) from asset dispositions and exchanges, net (4)	28	(354)	—	(326)	85
Severance and exit costs (5)	19	(5)	209	30	247
Contract terminations (6)	—	—	—	113	—
Litigation and other contingencies (7)	—	103	21	103	178
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	—	—	(20)
Adjusted EBITDA* (3)	$2,450	$2,347	$1,898	$7,254	$5,988

Adjusted EBITDA margin*	38.7%	36.6%	28.4%	37.7%	29.1%

Selected items:
Cash paid for capital expenditures - network and other	$478	$470	$994	$1,421	$3,958
Cash paid for capital expenditures - leased devices	$767	$358	$607	$1,530	$1,724

News Release

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Net operating revenues
Service revenue
Sprint platform (1):
Postpaid	$4,686	$4,720	$4,813	$14,184	$14,670
Prepaid	1,077	1,129	1,224	3,371	3,783
Wholesale, affiliate and other	183	168	182	509	548
Total Sprint platform	5,946	6,017	6,219	18,064	19,001

Total transactions (2)	—	—	27	—	216
Total service revenue	5,946	6,017	6,246	18,064	19,217

Equipment revenue	2,226	1,834	1,424	5,556	3,509
Total net operating revenues	8,172	7,851	7,670	23,620	22,726

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	1,649	1,793	2,031	5,226	6,147
Cost of products (exclusive of depreciation and amortization below)	1,985	1,693	1,589	5,097	4,244
Selling, general and administrative	2,032	1,931	2,041	5,797	6,273
Depreciation - network and other	947	936	961	2,868	2,821
Depreciation - leased devices	837	724	535	2,205	1,231
Amortization	255	271	316	813	994
Other, net	150	(151)	353	248	611
Total net operating expenses	7,855	7,197	7,826	22,254	22,321
Operating income (loss)	$317	$654	$(156)	$1,366	$405

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Operating income (loss)	$317	$654	$(156)	$1,366	$405
Loss (gain) from asset dispositions and exchanges, net (4)	28	(354)	—	(326)	85
Severance and exit costs (5)	13	(11)	189	18	225
Contract terminations (6)	—	—	—	113	—
Litigation and other contingencies (7)	—	103	21	103	178
Reduction in liability - U.S. Cellular asset acquisition (8)	—	—	—	—	(20)
Depreciation - network and other	947	936	961	2,868	2,821
Depreciation - leased devices	837	724	535	2,205	1,231
Amortization	255	271	316	813	994
Adjusted EBITDA* (3)	$2,397	$2,323	$1,866	$7,160	$5,919

Adjusted EBITDA margin*	40.3%	38.6%	29.9%	39.6%	30.8%

Selected items:
Cash paid for capital expenditures - network and other	$389	$358	$869	$1,123	$3,512
Cash paid for capital expenditures - leased devices	$767	$358	$607	$1,530	$1,724

News Release

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15
Net operating revenues
Voice	$153	$172	$201	$506	$646
Data	41	43	42	127	134
Internet	281	288	317	871	968
Other	22	18	21	59	72
Total net operating revenues	497	521	581	1,563	1,820

Net operating expenses
Cost of services (exclusive of depreciation and amortization below)	400	436	466	1,284	1,495
Selling, general and administrative	49	62	82	189	254
Depreciation and amortization	51	48	50	148	144
Other, net	6	7	20	13	22
Total net operating expenses	506	553	618	1,634	1,915
Operating loss	$(9)	$(32)	$(37)	$(71)	$(95)

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Operating loss	$(9)	$(32)	$(37)	$(71)	$(95)
Severance and exit costs (5)	6	7	20	13	22
Depreciation and amortization	51	48	50	148	144
Adjusted EBITDA*	$48	$23	$33	$90	$71

Adjusted EBITDA margin*	9.7%	4.4%	5.7%	5.8%	3.9%

Selected items:
Cash paid for capital expenditures - network and other	$24	$31	$74	$75	$205

News Release

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)**
(Millions)

	Year to Date
	12/31/16	12/31/15
Operating activities
Net loss	$(923)	$(1,441)
Depreciation and amortization	6,040	5,196
Provision for losses on accounts receivable	406	385
Share-based and long-term incentive compensation expense	57	58
Deferred income tax expense	276	120
Gains from asset dispositions and exchanges	(354)	—
Amortization of long-term debt premiums, net	(234)	(236)
Loss on disposal of property, plant and equipment	368	228
Contract terminations	96	—
Other changes in assets and liabilities:
Accounts and notes receivable	(542)	(1,482)
Inventories and other current assets	(2,254)	(2,165)
Deferred purchase price from sale of receivables	(220)	2,048
Accounts payable and other current liabilities	(97)	(816)
Non-current assets and liabilities, net	(313)	112
Other, net	594	596
Net cash provided by operating activities	2,900	2,603

Investing activities
Capital expenditures - network and other	(1,421)	(3,958)
Capital expenditures - leased devices	(1,530)	(1,724)
Expenditures relating to FCC licenses	(46)	(75)
Change in short-term investments, net	(2,349)	125
Proceeds from sales of assets and FCC licenses	126	36
Proceeds from sale-leaseback transaction	—	1,136
Other, net	26	(25)
Net cash used in investing activities	(5,194)	(4,485)

Financing activities
Proceeds from debt and financings	6,830	755
Repayments of debt, financing and capital lease obligations	(3,266)	(727)
Debt financing costs	(272)	(1)
Other, net	68	20
Net cash provided by financing activities	3,360	47

Net increase (decrease) in cash and cash equivalents	1,066	(1,835)

Cash and cash equivalents, beginning of period	2,641	4,010
Cash and cash equivalents, end of period	$3,707	$2,175

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter to Date			Year to Date
	12/31/16	9/30/16	12/31/15	12/31/16	12/31/15

Net cash provided by operating activities	$650	$1,708	$806	$2,900	$2,603

Capital expenditures - network and other	(478)	(470)	(994)	(1,421)	(3,958)
Capital expenditures - leased devices	(767)	(358)	(607)	(1,530)	(1,724)
Expenditures relating to FCC licenses, net	(14)	(17)	(30)	(46)	(75)
Proceeds from sales of assets and FCC licenses	60	39	32	126	36
Other investing activities, net	134	(11)	(4)	98	(25)
Free cash flow* (9)	$(415)	$891	$(797)	$127	$(3,143)

Net (repayments) proceeds of device financings and sales of future lease receivables	(231)	(184)	1,136	400	1,136
Adjusted free cash flow*	$(646)	$707	$339	$527	$(2,007)

**Certain prior period amounts have been reclassified to conform to the current period presentation.

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	12/31/16	3/31/16
ASSETS
Current assets
Cash and cash equivalents	$3,707	$2,641
Short-term investments	2,349	—
Accounts and notes receivable, net	1,236	1,099
Device and accessory inventory	1,296	1,173
Prepaid expenses and other current assets	1,984	1,920
Total current assets	10,572	6,833

Property, plant and equipment, net	19,333	20,297
Goodwill	6,579	6,575
FCC licenses and other	40,556	40,073
Definite-lived intangible assets, net	3,582	4,469
Other assets	673	728
Total assets	$81,295	$78,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,894	$2,899
Accrued expenses and other current liabilities	4,189	4,374
Current portion of long-term debt, financing and capital lease obligations	6,554	4,690
Total current liabilities	13,637	11,963

Long-term debt, financing and capital lease obligations	30,759	29,268
Deferred tax liabilities	14,238	13,959
Other liabilities	3,665	4,002
Total liabilities	62,299	59,192

Stockholders' equity
Common stock	40	40
Treasury shares, at cost	—	(3)
Paid-in capital	27,694	27,563
Accumulated deficit	(8,301)	(7,378)
Accumulated other comprehensive loss	(437)	(439)
Total stockholders' equity	18,996	19,783
Total liabilities and stockholders' equity	$81,295	$78,975

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	12/31/16	3/31/16

Total debt	$37,313	$33,958
Less: Cash and cash equivalents	(3,707)	(2,641)
Less: Short-term investments	(2,349)	—
Net debt*	$31,257	$31,317

News Release

SCHEDULE OF DEBT (Unaudited)
(Millions)

		12/31/16
ISSUER	MATURITY	PRINCIPAL
Sprint Corporation
7.25% Senior notes due 2021	09/15/2021	$2,250
7.875% Senior notes due 2023	09/15/2023	4,250
7.125% Senior notes due 2024	06/15/2024	2,500
7.625% Senior notes due 2025	02/15/2025	1,500
Sprint Corporation		10,500

Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC and Sprint Spectrum Co III LLC
3.36% Senior secured notes due 2021	09/20/2021	3,500
Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC and Sprint Spectrum Co III LLC		3,500

Sprint Communications, Inc.
Export Development Canada Facility (Tranche 4)	12/15/2017	250
Export Development Canada Facility (Tranche 3)	12/17/2019	300
9.125% Senior notes due 2017	03/01/2017	1,000
8.375% Senior notes due 2017	08/15/2017	1,300
9% Guaranteed notes due 2018	11/15/2018	3,000
7% Guaranteed notes due 2020	03/01/2020	1,000
7% Senior notes due 2020	08/15/2020	1,500
11.5% Senior notes due 2021	11/15/2021	1,000
9.25% Debentures due 2022	04/15/2022	200
6% Senior notes due 2022	11/15/2022	2,280
Sprint Communications, Inc.		11,830

Sprint Capital Corporation
6.9% Senior notes due 2019	05/01/2019	1,729
6.875% Senior notes due 2028	11/15/2028	2,475
8.75% Senior notes due 2032	03/15/2032	2,000
Sprint Capital Corporation		6,204

Clearwire Communications LLC
8.25% Exchangeable notes due 2017 (a)	12/01/2017	629
Clearwire Communications LLC		629

Secured equipment credit facilities	2017 - 2021	586

Financing obligations	2017 - 2021	3,401

Capital leases and other obligations	2017 - 2024	480
Total principal		37,130

Net premiums and debt financing costs		183
Total debt		$37,313
(a) $629 million Clearwire 8.25% Exchangeable Notes due 2040 have both a par call and put in December 2017.
*This table (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $274 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) $480 million of capital leases and other obligations, and (iv) net premiums and debt financing costs.

News Release

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)	Sprint platform refers to the Sprint network that supports the wireless service we provide through our multiple brands.

(2)
Postpaid and prepaid connections from transactions are defined as retail postpaid and prepaid connections acquired from Clearwire in July 2013 who had not deactivated or been recaptured on the Sprint platform.

(3)
As more of our customers elect to lease a device rather than purchasing one under our subsidized program, there is a significant positive impact to EBITDA* and Adjusted EBITDA* from direct channel sales primarily due to the fact the cost of the device is not recorded as cost of products but rather is depreciated over the customer lease term. Under our device leasing program for the direct channel, devices are transferred from inventory to property and equipment and the cost of the leased device is recognized as depreciation expense over the customer lease term to an estimated residual value. The customer payments are recognized as revenue over the term of the lease. Under our subsidized program, the cash received from the customer for the device is recognized as equipment revenue at the point of sale and the cost of the device is recognized as cost of products. During the three and nine-month periods ended December 31, 2016, we leased devices through our Sprint direct channels totaling approximately $1,095 million and $2,281 million, respectively, which would have increased cost of products and reduced EBITDA* if they had been purchased under our subsidized program. Also, during the three and nine-month periods ended December 31, 2016, the equipment revenue derived from customers electing to finance their devices through device leasing or installment billing programs in our direct channel was 66% and 67%, respectively.

The impact to EBITDA* and Adjusted EBITDA* resulting from the sale of devices under our installment billing program is generally neutral except for the impact from the time value of money element related to the imputed interest on the installment receivable.

(4)
During the third quarter of fiscal year 2016 and the second quarter of fiscal year 2015, the company recorded losses on dispositions of assets primarily related to cell site construction and network development costs that are no longer relevant as a result of changes in the company's network plans. During the second quarter of fiscal year 2016 the company recorded a pre-tax non-cash gain of $354 million related to spectrum swaps with other carriers.

(5)
Severance and exit costs consist of lease exit costs primarily associated with tower and cell sites, access exit costs related to payments that will continue to be made under the company's backhaul access contracts for which the company will no longer be receiving any economic benefit, and severance costs associated with reduction in its work force.

(6)	Contract terminations primarily relate to the termination of our pre-existing wholesale arrangement with Ntelos Holding Corp.

(7)	Litigation and other contingencies consist of unfavorable developments associated with legal as well as federal and state matters such as sales, use or property taxes.

(8)
As a result of the U.S. Cellular asset acquisition, we recorded a liability related to network shut-down costs, which primarily consisted of lease exit costs, for which we agreed to reimburse U.S. Cellular. During the third quarter of fiscal year 2014, we identified favorable trends in actual costs and, as a result, reduced the liability resulting in a gain of $41 million. During the first quarter of fiscal year 2015, we revised our estimate and, as a result, reduced the liability resulting in approximately $20 million of income.

(9)
Free cash flow* for the three and nine-month periods ended December 31, 2016, included net cash outflows of approximately $370 million related to the termination of our MLS Tranche 1 arrangement, which included the repurchase of the devices.

News Release

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Sprint Platform Postpaid ABPA is average billings per account and calculated by dividing postpaid service revenue earned from postpaid customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid accounts during the period. We believe that ABPA provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid customer billings per account as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid account each month.

Sprint Platform Postpaid Phone ABPU is average billings per postpaid phone user and calculated by dividing service revenue earned from postpaid phone customers plus installment plan billings and lease revenue by the sum of the monthly average number of postpaid phone connections during the period. We believe that ABPU provides useful information to investors, analysts and our management to evaluate average Sprint platform postpaid phone customer billings as it approximates the expected cash collections, including installment plan billings and lease revenue, per postpaid phone user each month.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments, including changes in restricted cash, if any, and excluding the sale-leaseback of devices. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of future lease receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and, if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

News Release

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to our network, cost reductions, connections growth, and liquidity; and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services; efficiencies and cost savings of new technologies and services; customer and network usage; connection growth and retention; service, speed, coverage and quality; availability of devices; availability of various financings, including any leasing transactions; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint:
Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 59.5 million connections as of Dec. 31, 2016 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Sprint has been named to the Dow Jones Sustainability Index (DJSI) North America for the past five years. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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